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Altisource Residential Corporation Mails Letter to Stockholders

Rebuts RESI Shareholders Group’s Misinformed and Self-Serving Claims

CHRISTIANSTED, U.S. Virgin Islands, May 6, 2016 -- Altisource Residential Corporation (“Residential”, “RESI” or the “Company”) (NYSE:RESI) today announced that it has mailed a letter to stockholders to address several of RESI Shareholders Group’s misleading assertions. The full text of the letter follows:

Dear Fellow Altisource Residential Stockholder:

In its attempt to gain control of the Board, RESI Shareholders Group has launched a proxy fight based on false claims about Residential and misrepresentations about the way your Board and management operate the Company. We are writing to set the record straight regarding RESI Shareholders Group’s misguided and self-serving claims.

The Annual Meeting of Stockholders is scheduled for June 1, 2016, and the Residential Board wants to ensure that stockholders have the correct facts when making significant decisions about the future of their investment in the Company. We urge you to protect your investment in Residential by voting the WHITE proxy card “FOR” Residential's five experienced director nominees.

Below are just a few examples of the misrepresentations, inaccurate data, and flawed analyses that RESI Shareholders Group has made to support its unsubstantiated case for Board representation.

Myth: RESI Board Members are conflicted and unqualified

THE FACTS: THE RESI BOARD IS COMPRISED OF DIRECTORS WHO HAVE BROAD AND DIVERSE EXPERIENCE AND ARE COMMITTED TO EFFECTIVE, INDEPENDENT OVERSIGHT.

Our directors collectively possess over 80 years of direct real estate and mortgage asset related investment experience. In addition, Residential’s nominees have broad expertise and are proven leaders with senior executive level and investment experience at some of North America’s most well-respected organizations, including Bank of America, Merrill Lynch, Fidelity Investments and Legg Mason.

Our directors have consistently demonstrated their commitment to effective, independent oversight. The self-serving and unsupportable allegations of conflict advanced by RESI Shareholders Group are wholly inconsistent with the actions of our Board of Directors. In particular, our Directors were instrumental in the negotiation and execution of a new asset management agreement (the “New AMA”) between the Company and its external manager, Altisource Asset Management Corporation (“AAMC”), which we discuss later in this letter. Contrary to the misleading insinuations from the RESI Shareholder Group, our four independent directors have no direct or indirect economic interests in or business relationships with Residential’s main service providers or investors therein.

Our directors also have extensive corporate governance experience, serving on the Boards and Board committees of various public and private organizations. By contrast, Mr. Platt, the only RESI Shareholders Group nominee with any real estate industry experience, has never served on a public company board. The two other RESI Shareholders Group nominees appear to have derived their board experience through activist campaigns, often serving for brief periods.

Importantly, the Board exhibits independent leadership and oversight.

◦	Residential has separate chairman and CEO roles.

◦	4 out of 5 directors are independent, including the Chairman of the Board.

◦	Executive sessions are regularly held by independent directors.

◦	The recent addition of a new independent director, William Wall, brings a fresh perspective and vast experience to the Board.

Our directors and management team regularly engage with stockholders and are responsive to stockholder feedback. Over the past year, members of the Board and management have met with stockholders representing more than 80% of the Company’s outstanding stock.

Myth: RESI Shareholders Group nominees can restore investor confidence and recover value

THE FACTS: RESI SHAREHOLDERS GROUP’S NOMINEES LACK THE EXPERIENCE AND QUALIFICATIONS TO LEAD RESIDENTIAL OR ANY SINGLE-FAMILY RENTAL BUSINESS.

As previously noted, only one of the RESI Shareholders Group nominees appears to have any familiarity with the real estate industry. Not surprisingly, the RESI Shareholder Group has not outlined any tangible plan or actionable ideas for driving success at RESI. We believe this is due to a fundamental lack of understanding of RESI’s business model as evidenced by the numerous inaccurate statements the RESI Shareholders Group has made about RESI’s strategic relationships, cost structures and strategy, including the following:

•	RESI Shareholders Group has claimed that in 2014 the Company paid $87 million to Altisource Portfolio Solutions S.A. (“ASPS”), our external property manager, whereas the actual amount was $16 million.

•
RESI Shareholders Group has suggested that AAMC’s fees are based on the Company’s $2.7 billion in “gross assets.” Instead, AAMC receives a base management fee that is derived from the Company’s average invested capital, which was approximately $1.2 billion in the fourth quarter of 2015.

•
RESI Shareholders Group suggests that fees payable to AAMC, ASPS and Ocwen Financial Corporation (“Ocwen”) since inception are approximately $300 million. In reality, the actual fees paid and retained by those entities over this three year period are vastly less. Sophisticated real estate investors understand that a very large proportion of such payments are not “fees” but rather reimbursements for direct costs incurred by ASPS and Ocwen on Residential’s behalf. For example, Ocwen, like any professional mortgage servicer, is required to use its own funds to make “servicing advances” [1]. Similarly, in its role as our property manager, ASPS incurs property operating expenses on our behalf (e.g. contractor fees and utility provider fees).

The RESI Shareholders Group has demonstrated a lack of sophistication and understanding of our business.

Myth: RESI Shareholders Group has a plan to increase value for RESI stockholders

THE FACTS: RESI SHAREHOLDERS GROUP CONSISTS OF SHORT-TERM TRADERS THAT HAVE PRESENTED NO CREDIBLE PATH FOR HOW THEY WILL CREATE VALUE.

In launching its campaign, RESI Shareholders Group advocated for liquidation of the Company. In its most recent letter, apparently recognizing the potential for value destruction inherent in that ill-conceived strategy, it now claims it does not plan to undertake liquidation. But RESI Shareholders Group nonetheless insists it will return significant amounts of capital to stockholders, which would necessarily require wholesale liquidation of assets. This incoherence in strategy should alert the Company’s stockholders to the risks present in entrusting their Company to short-term traders with little real estate asset experience. While RESI Shareholders Group had previously dismissed the potential impairment of asset values in a liquidation context, the complexity associated with selling certain of the Company’s assets and the time required to do so, they now purport to be open to “all alternatives” for creating value, but they have proposed none, other than liquidation.

While RESI Shareholders Group has no plan to create stockholder value, Residential is committed to capitalizing on the sustained growth in single-family rental demand to generate long-term stockholder value. Residential’s lenders continue to support the Company’s strategy, as evidenced by the March and April 2016 extensions of, and increased available funding under, its repurchase and loan facilities.2 Importantly, in response to feedback from stockholders, and as a reflection of the Board’s confidence in the Company’s long-term strategy and belief that Residential’s stock at current levels represents an attractive investment opportunity, Residential has also continued to execute against its $100 million buyback program.

____________________________

[1]
During any period in which the borrower on the mortgage loan does not make payments, the mortgage servicer advances its own funds to meet contractual principal and interest remittance requirements, pay property taxes and insurance premiums and process foreclosures.

[2]
Recent increases to the facility size for our repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC from $275.0 million to $350.0 million and the size of our loan facility with Nomura Corporate Funding Americas, LLC from $200.0 million to $250.0 million.

Myth: The RESI directors are running RESI to benefit AAMC and ASPS by “harvesting” overly large fees from RESI

THE FACTS: RESI SHAREHOLDERS GROUP HAS REPEATEDLY MISCHARACTERIZED THE COMPANY'S STRATEGIC RELATIONSHIPS AND DRASTICALLY OVERSTATED THE COST STRUCTURES WITH AAMC, ASPS AND OCWEN.

Residential relies on AAMC and ASPS to execute on its objective to build stockholder value through the creation of a large single-family rental business targeting best-in-class operating yield.

RESI Shareholders Group has repeatedly mischaracterized the fees paid to AAMC and ASPS and has attempted to imply ties to Ocwen that simply do not exist. Their analysis of Residential’s costs relies on the specious reasoning that if fees were not paid to AAMC, ASPS or one of Residential’s three mortgage servicers, including Ocwen, those fees would not have been incurred. We believe the fees we pay to AAMC, ASPS and each of our mortgage loan servicers represent excellent value.

•
The New AMA further aligns the Company and AAMC. The New AMA significantly lowered fees payable to AAMC from $74 million in 2014 to $23.7 million in 2015 and introduced meaningful hurdle rates. Under the New AMA, RESI currently pays less in base management fees to AAMC than the expenses the Company would expect to incur if AAMC’s services and personnel were internalized.  This is evidenced by the fact that AAMC currently has higher expenses than the fees earned from RESI. Further, AAMC is entitled to receive its incentive management fee only if the Company’s return on invested equity capital exceeds an annual hurdle rate of 7-8.25%. In our view, AAMC is properly incentivized to grow RESI with high-yielding and profitable assets that will provide sustainable value to RESI’s stockholders. Finally, under the New AMA, RESI has the ability to terminate AAMC if RESI fails to meet certain return on invested capital criteria. AAMC will benefit only if RESI’s stockholders benefit from attractive returns on equity - that constitutes proper alignment of interests.

•
ASPS provides its services to us at market-competitive prices. The Company paid $16 million to ASPS in 2014, which is $71 million less than RESI Shareholders Group previously claimed. Unlike our competitors, we are not building a highly capital intensive services platform. As a result of our agreement with ASPS, we already have a scalable, established, nationwide manager that enables Residential to grow in any market where we see appropriate yield and favorable operating costs.

•
RESI has limited exposure to Ocwen, and the fees it pays to Ocwen are in line with prevailing market rates. Residential retained two additional mortgage servicing providers in the early first quarter of 2015. The fees paid to these two new servicers, Fay Servicing and BSI Financial Services, are in line with the fees charged by Ocwen. Residential has now moved approximately two-thirds of its servicing away from Ocwen. It is plain that RESI Shareholders Group continues to imply greater involvement with Ocwen by the Company than is accurate, apparently in an attempt to taint the Company with Ocwen’s historical regulatory issues. Residential has never incurred any regulatory fines or sanctions in its history.

Myth: RESI Shareholders Group is a long-term investor

THE FACTS: RESI SHAREHOLDERS GROUP IS PURSUING A SELF-SERVING, SHORT-TERM AGENDA WITHOUT REGARD FOR THE SUSTAINABLE BEST INTERESTS OF THE COMPANY AND ALL RESIDENTIAL STAKEHOLDERS.

RESI Shareholders Group abruptly decreased its position in the Company by two-thirds during the period from March 4, 2016 to March 23, 2016 from approximately 4.5% to approximately 1.5% of Residential’s outstanding common stock as the price of the Company's stock steadily rose. In fact, on March 22nd and 23rd, it sold a total of over 1.2 million shares of RESI common stock. Selling most of its stock in rapid fashion is not evidence of conviction in its amorphous plan; it highlights a commitment to short-term trading.

RESI Shareholders Group currently holds less than 2.5% of Residential's outstanding common stock, and its actions indicate that it is comprised of short-term traders whose interests are not aligned with all stockholders.

YOUR BOARD IS COMMITTED TO CREATING VALUE AND SERVING THE
INTERESTS OF ALL RESIDENTIAL STOCKHOLDERS

PLEASE VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Residential by voting the WHITE proxy card “FOR” Residential's five experienced director nominees.  We urge you to vote today by telephone, by internet or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do NOT return or otherwise vote any proxy card sent to you by RESI Shareholders Group.

On behalf of the Board of Directors and management team, we thank you for your continued support.

Sincerely,

/s/ David B. Reiner	/s/ George G. Ellison

David B. Reiner	George G. Ellison
Chairman of the Board of Directors	President and Chief Executive Officer

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Factors that may materially affect such forward-looking statements include, but are not limited to: our ability to implement our business strategy; our ability to make distributions to our stockholders; our ability to acquire assets for our portfolio, including difficulties in identifying single-family rental assets and properties to acquire; our ability to sell residential mortgage assets on favorable terms; the impact of changes to the supply of, value of and the returns on residential mortgage or single-family rental assets; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert residential mortgage loans to rental properties or acquire single-family rental properties and generate attractive returns; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or residential mortgage loan asset sales to target assets in a timely manner; changes in the market value of our acquired real estate owned and single-family rental properties; changes in interest rates and in the market value of the collateral underlying our sub-performing and non-performing loan portfolios; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our mortgage loan servicers to effectively perform their servicing obligations; our failure to maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and general economic and market conditions and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive. While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Such forward-looking statements speak only as of their respective dates, and we assume no obligation to update them to reflect changes in underlying assumptions or factors, new information or otherwise.

Important Additional Information and Where to Find It
The Company has filed a proxy statement and a WHITE proxy card on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “2016 Annual Meeting”). STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT

INFORMATION. Stockholders may obtain a free copy of the 2016 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.altisourceresi.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation
The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2016 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, are set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents to be filed with the SEC.

FOR FURTHER INFORMATION CONTACT:
Meaghan Repko / Jonathan Keehner / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449